Exhibit 8.1

www.bu.com.co

December 18, 2019

Bancolombia S.A.,

Carrera 48 No. 26-85 Avenida Los Industriales
Medellín

Colombia

Ladies and Gentlemen,

We have acted as special Colombian counsel to Bancolombia S.A. (the "Company") in connection with the public offering and registration under the United States of America Securities Act of 1933 (the “Act”) of U.S.$550,000,000 in aggregate principal amount of its 4.625% subordinated notes (the "New Subordinated Notes") of the Company.

We hereby confirm to you that our opinion is as set forth under the heading “Tax Considerations – Colombian Tax Considerations” of the Prospectus Supplement dated November 10, 2019 (the “Prospectus Supplement”) relating to the offering of the New Subordinated Notes, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion on a Form 6-K to be incorporated by reference in the Bank’s Registration Statement on Form F-3 (File No. 333-231038) as Exhibit 8.3 thereto. By giving the foregoing consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

We assume no obligation to update of supplement this opinion to reflect any facts which may hereafter come to our attention or any changes in the law which may hereafter occur.

Very truly yours,

BRIGARD & URRUTIA ABOGADOS S.A.S.

Carlos Fradique-Méndez